Filed pursuant to Rule 433
Registration Statement No. 333-131266
Relating to Preliminary Pricing Supplement No. 47
dated April 13, 2006

GLOBAL MEDIUM-TERM NOTES, SERIES F
Senior Notes

Pricing Sheet – June 23, 2006

Protected Buy-Write Securities due June 24, 2011
Based on the Performance of the 2006-1 Dynamic Reference Index

Issue Price	:	$10 per Security
Aggregate Principal Amount	:	$113,000,000
Reference Index Initial Value	:	97
Threshold Value	:	100
Reference Index Components	:	Initial Allocations	Underlying Index
Equity Component Zero-Coupon Bond Component Leverage Component	: : :	100% 0% 0%	S&P 500® Index
Coupon Payments	:	Variable (and may be zero), as determined by the Calculation Agent.
Coupon Payment Dates	:	The third Business Day following the Monthly Income Determination Date in respect of each Monthly Coupon Payment Period; provided that the first Coupon Payment Date is July 26, 2006 and the last Coupon Payment Date is June 24, 2011 .
Monthly Income Determination Dates	:	The third Friday of each month, beginning July 21, 2006, and the Determination Date.
Determination Date	:	June 17, 2011, subject to adjustment by the Calculation Agent.
Trade Date	:	June 23, 2006
Settlement Date	:	June 30, 2006
Listing	:	None
CUSIP	:	61747Y162
Agent	:	Morgan Stanley & Co. Incorporated
Agent’s Commissions	:	$0.30 per Security

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837.

“Standard & Poor’s®”, “S&P®”, and “S&P 500® Index” are trademarks of The McGraw-Hill Companies, Inc and have been licensed for use by Morgan Stanley.

The Securities are not sponsored, endorsed, sold or promoted by S&P and S&P makes no representation regarding the advisability of investing in the Securities.

Preliminary Pricing Supplement No. 47 dated April 13, 2006
Prospectus Supplement dated January 25, 2006
Prospectus dated January 25, 2006